Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan of our report dated March 11, 2016, with respect to the consolidated financial statements of Shore Bancshares, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Shore Bancshares, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Stegman & Company

Baltimore, Maryland
May 31, 2016

Suite 200, 809 Glen Eagles Court   Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman.com

Members of